Exhibit 10.1

Execution Version

REPAYMENT AGREEMENT

This Repayment Agreement (this “Agreement”), dated as of March 1, 2021, is made by Avalon Energy, LLC, a Texas limited liability company (the “Company”), and SandRidge Permian Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Trust Agreement (as defined below) or the Conveyances (as defined below), as the context indicates.

WHEREAS, SandRidge Energy, Inc. (“SandRidge”) and the Trust entered into that certain Amended and Restated Trust Agreement, dated as of August 16, 2011 (the “Trust Agreement”);

WHEREAS, SandRidge, SandRidge Exploration and Production, LLC (“SandRidge E&P”), and Mistmada Oil Company, Inc., conveyed to the Trust the Royalty Interests (as defined in the Trust Agreement) pursuant to the Conveyances (as defined in the Trust Agreement);

WHEREAS, on November 1, 2018, pursuant to that certain Purchase and Sale Agreement dated as of September 17, 2018 among SandRidge, SandRidge E&P, and the Company, the Company acquired all of SandRidge’s interests in the Underlying Properties and all of the outstanding common units of the Trust owned by SandRidge (the “Purchase Transaction”);

WHEREAS, in connection with the Purchase Transaction, the Company assumed all of SandRidge’s duties and obligations under the Trust Agreement and the Conveyances;

WHEREAS, in connection with the Purchase Transaction, the Company obtained a revolving line of credit from Washington Federal Bank, National Association and other lenders thereof (collectively, “WaFed”) pursuant to the terms of a Loan Agreement and related security documents (the “WaFed Loan”), which is secured by a first lien mortgage on the Company’s interest in the Underlying Properties (as defined in the Trust Agreement) and a pledge of the units of beneficial interest in the Trust that are owned by the Company;

WHEREAS, under Section 5.01(a) of the Conveyances, after each Computation Period (as defined in the Conveyances) and on or before the 45th day after the end of each such Computation Period, the Company is required to tender to the Trust the Assignee Proceeds (as defined in the Conveyances) for the applicable Computation Period, plus, to the extent applicable, (i) all of the proceeds to be paid to the Trust from the sale of Assignee Minerals (as defined in the Conveyances) produced during any prior Computation Periods, to the extent not previously paid to the Trust for such prior Computation Periods, (ii) any damages payable to the Trust pursuant to the Conveyances during the most recently completed Computation Period, and (iii) any amounts (including any interest earned thereon) that were previously deposited with a third person escrow agent in accordance with the Conveyances and subsequently determined by the Company to be validly owing to the Trust;

WHEREAS, in May 2020, the Company failed to tender to the Trust the Assignee Proceeds for the Computation Period ended March 31, 2020 (with respect to production attributable to the Trust’s royalty interests from December 1, 2019 to February 29, 2020) in the amount of $4,653,759.00 (the “Missed May 2020 Payment”);

WHEREAS, the Missed May 2020 Payment has borne interest at the Prime Interest Rate (as defined in the Conveyances) commencing on the sixth day following the due date for such Missed May 2020 Payment, as provided in Section 5.02 of the Conveyances;

WHEREAS, the Company and the Trust desire to set forth their understanding regarding the terms by which the Company shall agree to provide to the Trust payment in full of the Missed May 2020 Payment, together with all interest accrued thereon as provided in Section 5.02 of the Conveyances (the “Owed Amount”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions herein set forth, the Company and the Trust hereby agree as follows:

Section 1.         Acknowledgment of Missed May 2020 Payment. The Company hereby acknowledges and agrees that the Company failed to pay to the Trust the Missed May 2020 Payment pursuant to the terms of Section 5.01 of the Conveyances, and that the Company, as of the date of this Agreement, continues to owe the Trust the Owed Amount.

Section 2.         Agreement to Repay. The Company agrees that it will pay to the Trust the Owed Amount, including by using the cash distributions, if any, received by the Company from the Trust on each Quarterly Payment Date (as defined in the Trust Agreement), subject to any obligations the Company may have to repay the WaFed Loan that are not waived by WaFed as provided in Section 4 of this Agreement, whether such cash distribution relates to a Quarterly Cash Distribution Amount (as defined in the Trust Agreement) or a Sales Proceeds Amount (as defined in the Trust Agreement) (each such cash distribution, a “Company Distribution Amount”), beginning with the Quarterly Payment Date that occurred on February 26, 2021, for which the Company Distribution Amount was $984,375.00 (the “February Distribution Amount”). The Company shall deposit the February Distribution Amount promptly, but in no event later than the next Business Day, after execution of this Agreement into a bank account established by the Trustee on behalf of the Trust as set forth on Schedule A hereto (the “Repayment Account”). The Company covenants and agrees that it will deposit any Company Distribution Amount received from the Trust beginning with the Quarterly Payment Date with respect to the quarter ending March 31, 2021 into the Repayment Account promptly, but in no event later than the next Business Day, after the Company’s receipt of any such Company Distribution Amount. For the avoidance of doubt, unless and until the Owed Amount is paid in full, the Company shall remain, and any Person succeeding to the Company’s liabilities as a result of a merger, consolidation or similar transaction shall be, liable with respect thereto. For purposes of this Agreement, a “Business Day” means any day that is not a Saturday, Sunday, a holiday determined by NYSE Regulation, Inc. as “affecting ‘ex’ dates” or any other day on which national banking institutions in New York, New York are closed as authorized or required by law. For purposes of this Agreement, a “Person” means a natural person or a corporation, partnership, limited liability company, trust, estate or other entity, organization or association.

Section 3.         Commitment by the Company in Connection with a Sale Transaction.

(a)      If any third party shall agree to acquire the Company, whether pursuant to a merger, consolidation, purchase of all or substantially all of the assets of the Company, or other similar transaction or series of transactions, and whether pursuant to an existing agreement or pursuant to an agreement entered into after the date hereof (a “Sale Transaction”), then the Company covenants and agrees that, subject to any obligations the Company may have to repay the WaFed Loan in connection with any such transaction or transactions that are not waived by WaFed as provided in Section 4 of this Agreement, on the first Business Day after consummation of the Sale Transaction it shall deposit into the Repayment Account the cash, if any, received in the Sale Transaction in an amount equal to (i) the difference between (A) the aggregate amounts deposited in the Repayment Account pursuant to Section 2 of this Agreement at the time the Sale Transaction is consummated and (B) the Owed Amount at such time (the “Balance Amount”) or (ii) where the amount of cash received in the Sale Transaction is less than the Balance Amount, all of the cash received in the Sale Transaction.

(b)     If the Company is unable to pay the Balance Amount in full upon the closing of a Sale Transaction, the Company covenants and agrees, subject to any obligations the Company may have to repay the WaFed Loan in connection with any such transaction or transactions that are not waived by WaFed as provided in Section 4 of this Agreement, to pledge to the Trust, to secure the payment of the remaining portion of the Balance Amount, any non-cash consideration received by the Company in connection with such Sale Transaction until the Balance Amount is paid in full.

Section 4.         Third-Party Claims on Company Distribution Amounts. The Company represents and warrants that, other than the rights of WaFed under the WaFed Loan, no lender, creditor, or other claimant has any claim or other right, or has exercised or notified the Company of any claim or other right such lender, creditor or other claimant may have, with respect to any Company Distribution Amount. WaFed, by letter dated March 1, 2021, has waived its claim to receipt of the February Distribution Amount. The Company covenants and agrees that it shall use its commercially reasonable efforts to obtain a waiver from WaFed as to the delivery into the Repayment Account of each future Company Distribution Amount payable on any Quarterly Payment Date beginning with the Quarterly Payment Date with respect to the quarter ending March 31, 2021. The Company shall notify the Trustee promptly, but in no event later than the next Business Day, after the Company receives notice that a lender, creditor, or other claimant has made or plans to make a claim on any Company Distribution Amount.

Section 5.         Separability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid or unenforceable shall not be affected thereby, and every remaining provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 6.         Notices. Any and all notices or demands permitted or required to be given under this Agreement shall be in writing (or be capable of being reproduced in paper form) and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by electronic mail, facsimile or like instantaneous transmission service, or by Federal Express or other overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated, or (c) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

To the Company:

Avalon Energy, LLC

5000 Quorum Drive, Suite 205

Dallas, Texas 75254

Telephone: (214) 446-8166

Attention: Stephen C. Pugh, President

E-mail: spugh@avalonenergy.com

To the Trust:

SandRidge Permian Trust

c/o The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Telephone: (512) 236-6555

Attention: Sarah Newell, Vice President
E-mail: Sarah.Newell@BNYMellon.com

Section 7.         No Waiver. This Agreement shall not represent a waiver or consent, express or implied, to or of any breach or default by the Company in the performance by the Company of its obligations under the Trust Agreement or the Conveyances.

Section 8.         Governing Law. This AGREEMENT shall be governed by, and construed in accordance with, the laws of the State of TEXAS, without giving effect to any choice or conflict of law principles that would cause the application of the laws of any other jurisdiction.

Section 9.         Counterparts. This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the day and year first above written.

AVALON ENERGY, LLC

By:	/s/ Stephen C. Pugh
Name: Stephen C. Pugh
Title: President and CEO

SANDRIDGE PERMIAN TRUST

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Sarah Newell
Name: Sarah Newell
Title: Vice President

[Signature Page to Repayment Agreement]

SCHEDULE A

Repayment Account Information